Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion in the Boston Capital Real Estate Investment Trust, Inc. Registration Statement on Form S-11 (Registration No. 333-108426) of the following:

•  Our report dated March 25, 2005, except for the third paragraph in note A, as to which the date is February 10, 2006 and the fourth paragraph in our report as to which the date is March 29, 2006 on the audited Consolidated Financial Statements of Boston Capital Real Estate Investment Trust, Inc. as of December 31, 2004 and for the year then ended.

We also consent to the reference to our firm under the caption “Experts.”

REZNICK GROUP, P.C.

/s/ REZNICK GROUP, P.C.

Bethesda, Maryland
April 2, 2007